MANAGEMENT INCENTIVE COMPENSATION PLAN

                     ECONOMIC VALUE ADDED (EVA) BONUS PLAN



                          AS AMENDED OCTOBER 22, 2001









                                   ARTICLE I



                              STATEMENT OF PURPOSE





1.1  The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term.  In order to align management incentives with shareholder interests,

     incentive compensation will reward the creation of value.  This Plan will tie incentive compensation to Economic Value Added ("EVA") and, thereby,

     reward management for creating value and penalize management for destroying value.





1.2  EVA is the performance measure of value creation.  EVA reflects the benefits and costs of capital employment.  Managers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed.  Managers destroy value when they employ capital in an endeavor that generates a return that is less than the cost of capital employed.  By imputing the cost of capital upon the operating profits generated by a business group, EVA measures the total value created (or destroyed) by management.





     EVA  =  (Net Operating Profit After Tax - Capital Charge)





1.3  Each Plan Participant is placed in a classification.  Each classification has a prescribed target bonus. The bonus earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant's

     base pay.   Bonuses that fall within a pre-specified range will be fully paid out.  Positive and negative bonuses falling outside this range are banked forward in the Participant's Bonus Bank, with one-third of the net positive balance paid out each year in cash.





                                   ARTICLE II



                  DEFINITION OF EVA AND THE COMPONENTS OF EVA





Unless the context provides a different meaning, the following terms shall have the following meanings.


2.1  "Participating Group" means a business division or group of business divisions which are uniquely identified for the purpose of calculating EVA and EVA based bonus awards.  Some Participants' awards may be a mixture of two different Participating Groups.



For the purpose of this plan, the Participating Groups are listed on Exhibit C.





2.2. "Capital" means the net investment employed in the operations of each

     Participating Group.  The components of Capital are as follows:





             Gross Accounts Receivable (including trade A/R from another

     Manitowoc unit)

   Plus:         FIFO Inventory

   Plus:         Other Current Assets

   Less:         Non-Interest Bearing Current Liabilities (NIBCL's-See Note 1)

   Plus:         Net PP&E

   Plus:         Other Operating Assets

   Plus:         Capitalized Research & Development

   Plus:         Goodwill acquired after July 3, 1993

   Plus:         Accumulated Amortization on Goodwill acquired after July 3,

                  1993

   Plus (Less):  Special Items (one-time)
---------------------------------------------------------------------------

   Equals:       Capital




Notes:       (1) NIBCL's include trade A/P to another Manitowoc unit,but do not include the contingent liability associated with Bonus Banks.



2.3  Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal

     Year.





2.4  "Cost of Capital" or "C*" means the weighted average of the after tax cost of debt and equity for the year in question.



The Cost of Capital will be reviewed annually and revised if it has changed significantly.  Calculations will be carried to one decimal point.



The cost of capital for the initial year is 12.6%.  See Exhibit A.  In subsequent plan years the methodology for the calculation of the Cost of

     Capital will be:



a)   Cost of Equity = Risk Free Rate + (Beta x Market Risk Premium)



b)   Debt Cost of Capital = Debt Yield x (1 - Tax Rate)



c) The weighted average of the Cost of Equity and the Debt Cost of Capital is

     determined by reference to a projected debt to capital ratio of 40%.  The

     Risk Free Rate is the average  daily closing yield rate on 30 year U.S.

     Government Bonds for the month of December immediately preceding the Plan

     Year, the BETA is one, and the Market Risk Premium is 5%.  The Debt Yield

     is the projected weighted average yield on the Company's long term obligations for the 12 month period ending December 31 of the Plan Year,

     and the tax rate is 39% for U.S. Companies, and the full statutory rate of the country where a foreign division or subsidiary is based.



The debt to capital ratio, BETA, and Market Risk Premium should be reviewed at least every three years with the assistance of Stern Stewart.



   d)  Short-term debt is to be treated as long-term for purposes of computing the cost of capital.





2.5  "Capital Charge"  means the deemed opportunity cost of employing Capital in the business of each Participating Group.  The Capital Charge is computed as follows:



   Capital Charge = Capital X Cost of Capital (C*)





2.6  "Net Operating Profit After Tax" or "NOPAT"



"NOPAT" means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question.  The components of

     NOPAT are as follows:



     Operating Earnings

   Plus:       Increase (Decrease) in Capitalized R & D (See Note 1)

   Plus:       Increase (Decrease) in Bad Debt Reserve

   Plus:       Increase (Decrease) in Inventory Reserves

   Plus:       Amortization of Goodwill acquired after July 3, 1993

   Less:       Other Expense (Excluding interest on debt)

   Plus:       Other Income (Excluding investment income)

   Equals:     Net Operating Profit Before Tax

   Less:       Taxes (See Note 2)

   --------------------------------------------------

   Equals:     Net Operating Profit After Tax



(1)Since R & D is Capitalized, the difference in the balance is the expensed amount for that year.

(2)
   Taxes is assumed to be 39% of Net Operating Profit Before Tax.  (For exceptions see 2.4(c)).



2.7  "Economic Value Added" or "EVA" means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:



               NOPAT

     Less:     Capital Charge

     ------------------------

     Equals:   EVA



EVA may be positive or negative.



                                  ARTICLE III



                DEFINITION AND COMPUTATION OF TARGET BONUS VALUE





3.1  "Actual EVA" means the EVA as calculated for each Participating Group for the year in question.


3.2  "Target EVA" means the level of EVA that is expected in order for the

     Participating Group to receive the Target Bonus Value.



The Target EVA for the first year is set at the expected EVA for the year prior to the first year of the plan after adjusting for inventory write-offs,

     Manitex relocation, FAS 106 and 109 and the $5 million product liability settlement (except for $1.2 million). After the first year, the Base-Line

     EVA is revised according to the following formula:





     Target EVA = Last Year's Actual EVA + Expected Improvement in EVA





"Expected Improvement in EVA" means the constant EVA improvement that is added to shift the target up each year.  This is determined by the expected growth in EVA per year.

See Exhibit B for the Expected Improvement for each Participating Group.



3.3  "Target Bonus Value" means the "Target Bonus Percentage" times a

     Participant's base pay.



3.4  "Target Bonus Percentage" is determined by a Participant's classification as shown on Exhibit B.



3.5  "Actual Bonus Value" means the bonus earned (*) by a Participant and is computed as the Actual Bonus Percentage times a Participant's base pay.



3.6  "Actual Bonus Percentage" is determined by multiplying the Target Bonus

     Percentage by the Bonus Performance Value.


3.7  "Bonus Performance Value" means the difference between the Actual EVA and the Target EVA divided by the Leverage Factor plus 1.0.



3.8  "Leverage Factor" is the negative (positive) deviation from Target EVA necessary before a zero (two times Target) bonus is earned.  See Exhibit C for the Leverage Factor of each Participating Group.



3.9  A Participant's classification is determined by each business unit manager.  They are subject to approval by the CEO and the Compensation

     Committee of the Board of Directors.





* Note: A portion of the Actual Bonus Value may be placed in the Participants'

     Bonus Bank.  See Article IV for details on the Bonus Bank.



     ARTICLE IV



     DESCRIPTION OF BONUS BANKS





4.1  Establishment of a Bonus Bank.  To encourage a long-term commitment by

     Participants to the Company, a portion of exceptional bonuses (amounts above Target and negative bonuses) shall be credited to "at risk" deferred accounts ("Bonus Banks"), with the level of payout contingent on sustained high performance and improvements and continued employment as provided herein.



4.2  Although a Bonus Bank may, as a result of negative EVA, have a deficit, no

     Plan Participant shall be required, at any time, to reimburse his/her

     Bonus Bank.





4.3  "Bonus Bank"  means, with respect to each Participant, a bookkeeping record of an account to which amounts are credited, or debited as the case may be, from time to time under the Plan and from which bonus payments to such Participant are debited.





4.4
   "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts credited to and debited against such

      Participant's Bonus Bank.  A Participant's Bank Balance shall initially be equal to zero.





4.5Payout Rule:  If the Bank Balance entering the Plan Year is zero or positive,



      then



   1)  Pay any positive bonus earned up to the "Target Bonus Value",

   2)  Add any unpaid portion of the bonus earned (including negative bonuses)

     to the Bonus

        Bank,

   3)  Pay out 1/3 of any Positive Bank Balance

   4)  Carry the remaining Bank Balance forward to the next year.



If the Bank Balance entering the Plan Year is negative, then



   1)  Pay 1/2 of the positive bonus earned up to the "Target Bonus Value",

   2)  Add any unpaid portion of the bonus earned (including negative bonuses)

     to the Bonus Bank,

   3)  Pay out 1/3 of any Positive Bank Balance,

   4)  Carry the remaining Bank Balance forward to the next year.





4.6  A Participant may elect to withdraw, in cash, all or a portion of the Bank

     Balance.  The amount available for such withdrawal is the lesser of the ending Bank Balance of the applicable year or the Bank Balance at the end of the third prior year.





                                   ARTICLE V



                 Plan Participation, Transfers and Terminations



5.1  Participant Group. The Committee will have sole discretion in determining who shall participate in the EVA Bonus Plan.  Employees designated for

     Plan participation by the Committee shall be management or highly compensated employees.  In order for a Participant to receive or be credited with his or her Actual Bonus Value for a Plan Year, the

     Participant must have (I) remained employed by the Company or an affiliate through the last day of such Plan Year, (ii) terminated employment with the Company during the Plan Year at or after age fifty-five, for any reason, (iii) suffered a disability within the meaning of Section 5.3 during the Plan Year, or (iv) died during the Plan Year.  In all other cases of termination of employment prior to the last day of the Plan Year,

     a Participant shall not be entitled to any Actual Bonus Value for such

     Plan Year.





5.2  Transfers.  A Participant who transfers his employment from one

     Participating Unit of the Company to another shall retain his Bonus Bank and will be eligible to receive future EVA Plan Awards in accordance with the provisions of the EVA Plan.  Any positive Bonus Bank balance would payout in full as soon as is practical.





5.3  Retirement or Disability.  A Participant who terminates employment with the Company, at or after age fifty-five, for any reason ("retirement"), or suffers a "disability," as such term is defined in the Company's long-term disability benefits program, while in the Company's employ shall be eligible to receive the balance of their Bonus Bank.  In the case of retirement, the Participant will receive any positive bank balance in the year immediately following their retirement.  In the case of disability while in the Company's employ, the Participant will receive their balance as soon as practical after qualifying for benefit payments under the

     Company's long-term disability benefits program.





5.4  Involuntary Termination Without Cause or Death.  A Participant who is

     Terminated without cause or who dies shall receive any positive Bonus Bank balance.  Such payments will be made as soon as is practical.





5.5  Voluntary Termination.  In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to their Bonus Bank shall be forfeited unless a different determination is made by the Committee.





5.6  Involuntary Termination for Cause.  In the event of termination of employment for cause, the right of the Participant to the Bonus Bank shall be determined by the Committee.



   "Cause" shall mean:



   (i)  any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

   (ii) any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent

     (after written notice to the Participant) failure or refusal of the

     Participant to comply with any lawful directives of the Board;

   (iii) a course of conduct amounting to gross neglect, willful misconduct or dishonesty; or

   (iv)  any misappropriation of material property of the Company by the

     Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.





5.7  Breach of Agreement.  Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any non-

     competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the Bonus Bank held by such Participant shall be forfeited.



5.8  No Guarantee.  Participation in the Plan provides no guarantee that a payment under the Plan will be paid.  Selection as a Participant is no guarantee that payments under the plan will be paid or that selection as a

     Participant will be made in the subsequent Calendar Year.



                                    ARTICLE VI



     General Provisions.





6.1  Withholding of Taxes.  The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the

     Plan.



6.2  Expenses.  All expenses and costs in connection with the adoption and administration of the plan shall be borne by the Company.



6.3  No prior Right or Offer.  Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.



6.4  Claims for Benefits.  In the event a Participant (a "claimant") desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan.  Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles him to benefits.  Failure by the claimant to submit his claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.





6.5  In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or his duly authorized representative may appeal the denial of the claim to the

     Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim.

     In connection therewith, the claimant or his duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing.  Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based.  In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.




6.6  Action Taken in Good Faith; Indemnification.  The Committee may employ attorneys, consultants, accountants or other persons and the Company's directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards,

     the Company and all other interested parties.  No member of the Committee,

     nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the

     Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct.  In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys' fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company ) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.



6.7  Rights Personal to Employee.  Any rights provided to an employee under the

     Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his lifetime, only by such employee.





6.8  Upon termination of the Plan or suspension for a period of more than 90 days, the Bank Balance of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event.  The

     Committee, in its sole discretion, may accelerate distribution of the Bank

     Balance, in whole or in part, at any time without penalty.





6.9  Non-Allocation of Award.  In the event of a suspension of the Plan in any

     Plan Year, as provided herein at Article VIII, Section 8, the Current

     Bonus for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants.  Any such forfeiture shall not affect the calculation of EVA in any subsequent year.





     ARTICLE VII



     Limitations





7.1  No Continued Employment.  Nothing contained herein shall provide any employee with any right to continued employment or in any way abridge the rights of the Company and its Participating Units to determine the terms and conditions of employment and whether to terminate employment of any employee.





7.2  No Vested Rights.  Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise)to any award, allocation, or distribution or any right, title,

     or vested interest in any amounts in his Bonus Bank and no officer or employee of the Company or any Participating Group or any other person shall have any authority to make representations or agreements to the contrary.  No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors.  The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.





7.3  Not Part of Other Benefits.  The benefits provided in this plan shall not be deemed a part of any other benefit provided by the Company to its employees.  The Company assumes no obligation to plan Participants except as specified herein.  This is a complete statement, along with the

     Schedules and Appendices attached hereto, of the terms and conditions of the plan.





7.4  Other Plans.  Nothing contained herein shall limit the Company or the

     Compensation Committee's power to grant bonuses to employees of the

     Company, whether or not Participants in this plan.





7.5  Limitations.  Neither the establishment of the plan or the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.





7.6  Unfunded Plan.  This Plan is unfunded and is maintained by the Company in part to provide deferred compensation to a select group of management and highly compensated employees.  Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the

     Company and any Participant.



                                  ARTICLE VIII



                                   Authority




8.1  Compensation Committee Authority.  Except as otherwise expressly provided herein, full power and authority to interpret and administer this plan shall be vested in the Compensation Committee.  The Compensation Committee

     may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any

     Participant under the Plan.  Any decision taken by the Compensation

     Committee arising out of or in connection with the construction, ad-

     ministration, interpretation and effect of the Plan shall be final,

     conclusive and binding upon all Participants and any person claiming under or through them.





8.2  Board of Directors Authority.  The Board shall be ultimately responsible for administration of the plan.  References made herein to the

     "Compensation Committee" assume that the Board of Directors has created a

     Compensation Committee to administer the Plan.  In the event a

     Compensation Committee is not so designated, the Board shall administer the Plan.  The Board or its Compensation Committee, as appropriate, shall work with the CEO of the Company in all aspects of the administration of the Plan.





                                   ARTICLE IX



                                     Notice





9.1  Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his business address or office location.





                                   ARTICLE X



                                 Effective Date



10.1 This Plan shall be effective as of  July 4, 1993.





     ARTICLE XI



     Amendments





11.1 This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Compensation

     Committee.  Provided, however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any Award that has been allocated to the Bank of a Participant prior to the date of such amendment, suspension or termination.  Notice of any such amendment,

     suspension or termination shall be given promptly to each Participant.





                                  ARTICLE XII



                                 Applicable Law




12.1 This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin.





                                   Exhibit A



*****************************************************************************

                       Calculation of the Cost of Capital





Inputs Variables:



Risk Free Rate = Average Daily closing yield on U.S. Government 30 Yr. Bonds

     (for the month of December preceding the Plan Year).



Market Risk Premium = 5.0% (Fixed)



Beta =  One (Fixed)



Debt/Capital Ratio = 40% (Fixed)



b = Cost of Debt Capital (Projected & Weighted Average Yield on the Company's

     Long Term Debt Obligations).



Marginal Tax Rate = 39.0% (Historical Average).  However, for exceptions see

     2.4(C)

*****************************************************************************


Calculations:



y = Cost of Equity Capital

   = Risk Free Rate + (Beta x Market Risk Premium)



Weighted Average Cost of Capital = [Cost of Equity Capital x (1 - Debt/Capital

     Ratio)] + [Cost of Debt x (Debt/Capital Ratio) x (1 - Marginal Tax Rate)]



c* = [y x (1 - Debt/Capital)] + [b x (Debt/Capital) x (1 - Marginal Tax Rate)]


*****************************************************************************














                                   Exhibit B







           Participant                      Target Bonus

         Classification                      Percentage



                  I                              60%

                 II                              50%

                III                              40%

                IV                               35%

                 V                               30%

                VI                               25%

               VII                               20%

              VIII                               15%

                 IX                               10%

                  X                               5%

                 XI                               2%






Exhibit C





Participation Groups            Expected Improvement in EVA    Leverage Factor



MANITOWOC ICE - MII                         500,000                2,000,000

KOLPAK                                      350,000                1,000,000

MCCALL                                      450,000                  500,000

KOLPAK MANUFACTURING                        100,000                  500,000

FOODSERVICE GROUP (1)                     1,500,000                4,000,000

SERVEND                                     250,000                  750,000

FOODSERVICE GROUP (2)                       750,000                2,250,000

JOINT VENTURE (CHINA)                       100,000                  300,000

FOODSERVICE SEGMENT                       1,000,000                3,500,000

MANITOWOC CRANES - MCC                    1,000,000                3,000,000

RE-MANUFACTURING - MRI                       50,000                  150,000

FEMCO                                       200,000                  600,000

NORTH CENTRAL CRANE - NCC                    40,000                  120,000

MTW EUROPE LTD ($)-MEL                       75,000                  225,000

MTW EUROPE LTD (POUNDS)                      50,000                  150,000

MCC GROUP (3)                             1,500,000                4,000,000

CRAWLER CRANE GROUP (4)                   1,100,000                3,400,000

AFTERMARKET GROUP (5)                     1,200,000                3,600,000

MANITEX - MIT                               500,000                1,000,000

WEST MANITOWOC                              200,000                  350,000

MARINE                                      150,000                  750,000

CORPORATE                                 1,000,000                7,000,000






(1)      Includes MII, Kolpak, McCall, & Kolpak Manufacturing

(2)      Includes MII and SerVend

(3)      Includes MCC, Femco, Re-Man, NCC, and MEL

(4)      Includes MCC, Re-Man, NCC, and MEL

(5)      Includes MCC and Femco